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                                                                    EXHIBIT 77I

ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

On June 15, 2012, Post-Effective Amendment No. 154 to the registration statement of the Registrant was filed with the SEC pursuant to Rule 485(b) under the Securities Act of 1933, as amended, ACCESSION
NO. 0001193125-12-272176 (the "Amendment"). The Amendment registered a share class of a certain fund, as set forth in the table below. The description of such share class in the Amendment is hereby incorporated by reference.

 Fund Name                              New Class of Shares Registered
 -------------------------------------  -------------------------------------
 Columbia U.S. Treasury Index Fund      Class W Shares